                                                                EXHIBIT 3(b)(ii)

                            SELLING GROUP AGREEMENT

                           WM FUNDS DISTRIBUTOR, INC.
                  AND AMERICAN GENERAL LIFE INSURANCE COMPANY


This Selling Group Agreement ("Agreement") is made by and among WM Funds Distributor, Inc. (formerly WM Fund Services, Inc.) a registered broker - dealer and the distributor for the variable life insurance policies and/or annuity contracts set forth in Schedule A ("Distributor"),



--------------------------------------------------------------------------------
                            ("Selling Group Member")



--------------------------------------------------------------------------------
                             ("Associated Agency")


and, as the fourth party, American General Life Insurance Company ("AGL"). Selling Group Member is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities Exchange Act of 1934 ("1934 Act"), as amended and under any appropriate regulatory requirements of state law, and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), unless Selling Group Member is exempt from the broker-dealer registration requirements of the 1934 Act. Unless exempt, Selling Group Member maintains a level of qualification with the NASD appropriate to enable it to offer and sell the products set forth in Schedule A. Selling Group Member is affiliated with Associated Agency, which is properly licensed under the insurance laws of the state(s) in which Selling Group Member will act under this Agreement.

This Agreement is for the purpose of providing for the distribution of certain variable life insurance policies and/or annuity contracts set forth in Schedule A and any successor or additional SEC registered insurance products (as discussed in Part (1) "NEW PRODUCTS" of this Agreement) to be issued by AGL and distributed through Distributor and sold by representatives who are state insurance licensed and appointed agents of AGL and who are associated with Associated Agency and are also NASD registered representatives of Selling Group Member ("Sales Persons"). The policies and/or annuity contracts set forth in Schedule A, along with any successor or additional SEC registered insurance products, are referred to collectively herein as the "Contracts." American General Securities Incorporated, a broker-dealer wholly owned by AGL, shall be the principal underwriter of the Contracts, unless specifically otherwise so stated.

In consideration of the mutual promises and covenants contained in this Agreement, AGL and Distributor appoint Selling Group Member and those persons associated with Associated Agency who are NASD registered representatives of Selling Group Member and state insurance licensed agents of AGL to solicit and procure applications for the Contracts. These appointments are not deemed to be exclusive in any manner and only extend to those jurisdictions where the Contracts have been approved for sale. Selling Group Member is authorized to collect the first purchase payment or premium (collectively "Premiums") on the Contracts and, unless Selling Group Member and AGL have otherwise agreed, shall remit such premiums in full dollar amount to AGL. Unless Selling Group Member and AGL have otherwise agreed, applications shall be taken only on preprinted application forms supplied by AGL. All completed applications and supporting documents are the sole property of AGL and must be promptly delivered to AGL. All applications are subject to acceptance by AGL at its sole discretion.

(1) NEW PRODUCTS

AGL and Distributor may propose, and AGL may issue additional or successor products, in which event Selling Group Member will be informed of the product and will be provided with a Concession Schedule for the new product(s). If Selling Group Member does not agree to distribute the new product(s) on the terms set forth, it must notify Distributor in writing within 30 days of receipt of the Concession Schedule for such product(s). If Selling Group Member does not provide such written notification, Selling Group Member will be deemed to have thereby agreed to distribute such product(s) and agreed to the related Concession Schedule which shall be attached to and made a part of this Agreement.

(2) SALES PERSONS

Associated Agency is authorized to recommend Sales Persons for appointment by AGL to solicit applications for the Contracts. Associated Agency warrants that all such Sales Persons shall not commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract until that Sales Person is appropriately licensed for such product under applicable insurance laws and is a currently NASD registered representative of Selling Group Member. Associated Agency shall be responsible for all fees required to obtain and/or maintain any licenses or registrations required by state or federal law, for Associated Agency and its Sales Persons. From time to time, AGL will provide Associated Agency and Selling Group Member with information regarding the jurisdictions in which AGL is authorized to solicit applications for the Contracts and any limitations on the availability of such Contracts in any jurisdiction.

(3) SALES MATERIAL

Associated Agency and Selling Group Member shall not utilize in their efforts to market the Contracts, any written brochure, prospectus, descriptive literature, printed and published material, audio-visual material or standard letters unless such material has been provided preprinted by AGL or Distributor or unless AGL and Distributor have provided written approval for the use of such literature. In accordance with the requirements of the laws of the several states, Associated Agency and Selling Group Member shall maintain complete records indicating the manner and extent of distribution of any such solicitation material, shall make such records and files available to staffs of AGL and/or Distributor in field inspections and shall make such material available to personnel of state insurance departments, the NASD or other regulatory agencies, including the SEC, which have regulatory authority over AGL or Distributor. Associated Agency and Selling Group Member jointly and severally hold AGL, Distributor and their affiliates, directors, officers and employees harmless from and indemnify them for any liability arising from the use of any material which either (a) has not been specifically approved in writing by AGL and Distributor, or (b) although previously approved, has been disapproved by AGL or Distributor, in writing for further use.

(4) PROSPECTUSES

Selling Group Member and Associated Agency warrant that solicitation of applications for Contracts will be made by use of a currently effective prospectus, that a prospectus will be delivered concurrently with each sales presentation and that no statements shall be made to a client superseding or controverting any statement made in the registration statement or prospectus. AGL and Distributor shall furnish Selling Group Member and Associated Agency, at no cost to Selling Group Member or Associated Agency, reasonable quantities of prospectuses to aid in the solicitation of applications for Contracts.

(5) SELLING GROUP MEMBER COMPLIANCE

Selling Group Member shall be responsible for making suitability determinations in compliance with federal and state securities laws and shall supervise Associated Agency and Sales Persons in determining client suitability.

Selling Group Member shall fully comply with the requirements of the NASD and of the 1934 Act and such other applicable federal and state laws and will establish rules, procedures, and supervisory and inspection techniques necessary to diligently supervise the activities of its NASD registered representatives who are state insurance licensed agents or solicitors of AGL, in connection with offers and sales of the Contracts. Such supervision shall include providing, or arranging for, initial and periodic training in the provisions of and other information regarding the Contracts. Upon request by Distributor or AGL, Selling Group Member will furnish appropriate records as are necessary to establish diligent supervision and client suitability.

Selling Group Member shall fully cooperate in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to AGL, Distributor, Selling Group Member, and/or Associated Agency and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with the Contracts. Selling Group Member shall immediately notify Distributor and AGL if its broker-dealer registration or the registration of any of its Sales Persons is revoked, suspended, or terminated.

(6) ASSOCIATED AGENCY AND SALES PERSON COMPLIANCE

Associated Agency shall fully comply with the requirements of state insurance laws and applicable federal laws and will establish rules and procedures necessary to diligently supervise the activities of the Sales Persons. Upon request by Distributor or AGL, Selling Group Member will furnish appropriate records as are necessary to establish such supervision. Associated Agency and Sales Persons shall be responsible for making suitability determinations in compliance with federal and state securities laws.

Associated Agency shall fully cooperate in any insurance or securities regulatory examination, investigation, or proceeding or any judicial proceeding with respect to AGL, Distributor, Selling Group Member, and/or Associated Agency and their respective affiliates, agents and representatives to the extent that such examination, investigation, or proceeding arises in connection with the Contracts. Associated Agency shall immediately notify Distributor and AGL if its insurance license or the license of any of its Sales Persons is revoked, suspended, or terminated.

Associated Agency shall ensure that no Sales Person shall offer or sell the Contracts in any state or other jurisdiction unless such Sales Person is duly licensed and appointed as an agent of AGL, and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such Sales Person under the insurance laws of such state or jurisdiction. All matters concerning the licensing of any Sales Persons recommended for appointment by Associated Agency under any applicable state insurance law shall be a matter directly between Associated Agency and such Sales Person, and the Associated Agency shall furnish AGL, upon AGL's request, with proof of proper licensing of such Sales Person or other proof, reasonably acceptable to AGL, of satisfaction by such Sales Person of licensing or appointment requirements including: (i) certificate by the Associated Agency of the character and fitness of such Sales Person; (ii) a copy of the most recent third party credit check or character report obtained pursuant to the licensing requirements of applicable state insurance law prior to AGL's appointing any such Sales Person as an agent of AGL; and (iii) a copy of such Sales Person's state insurance license.

Associated Agency agrees to maintain documentation regarding the background investigation of Sales Persons conducted prior to appointment during the period the Sales Person is appointed by AGL and shall provide such information to AGL as may be required by valid request of any regulatory authority.

(7) AGL COMPLIANCE

AGL represents that the prospectus(es) and registration statement(s) relating to the Contracts contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus and registration statement misleading. AGL agrees to indemnify Distributor, Associated Agency and Selling Group Member from and against any claims, liabilities and expenses which may be incurred by any of those parties under the Securities Act of 1933, the 1934 Act, the Investment Company Act of 1940, common law or otherwise arising out of a breach of the representation in this paragraph.

(8) COMPENSATION

AGL will remit to Associated Agency compensation as set forth in Schedule B hereto.

(9) COMPLAINTS, INVESTIGATIONS AND PROCEEDINGS

Associated Agency and Selling Group Member shall cooperate with AGL and Distributor in any regulatory investigation or proceeding or judicial proceeding relating to the solicitation of applications for, or servicing of, Contracts by Associated Agency and/or Selling Group Member and their Sales Persons. Further, Associated Agency and Selling Group Member shall promptly provide AGL and Distributor with a copy of any of the following relating to the le or servicing of any Contract: (i) any notice of claim against AGL or Distributor, (ii) any notice of regulatory investigation or proceeding or judicial proceeding, and
(iii) all legal documents pertaining to the foregoing.

(10) INDEMNIFICATION

Selling Group Member and Associated Agency agree to, jointly and severally, hold harmless and indemnify AGL and Distributor and any of their respective affiliates, employees, officers, agents and directors (collectively, "Indemnified Persons") against any and all claims, liabilities and expenses (including, without limitation, losses occasioned by an rescission of any Contract pursuant to a "free look" provision or by any return of initial purchase payment in connection with an incomplete application), and including without limitation reasonable attorneys' fees and expenses and any loss attributable to the investment experience under a Contract, that any Indemnified Person may incur from liabilities resulting or arising out of or based upon (a) any untrue or alleged untrue statement other than statements contained in the registration statement or prospectus relating to any Contract, (b) (i) any inaccurate or misleading, or allegedly inaccurate or misleading sales material used in connection with any marketing or solicitation relating to any Contract, other than sales material provided preprinted by AGL or Distributor, and (ii) any use of any sales material that either has not been specifically approved in writing by AGL and Distributor or that, although previously approved in writing by AGL and Distributor, has been disapproved, in writing by either of them, for further use, or (c) any act or omission of a Sales Person, director, officer or employee of Selling Group Member and Associated Agency, including without limitation any failure of Selling Group Member, Associated Agency or any Sales Person to be registered as required as a broker-dealer under the 1934 Act, or licensed in accordance with the rules of any applicable self regulatory organization or insurance regulator.

AGL shall indemnify and hold harmless Selling Group Member, Associated Agency and Distributor and their employees, officers, agents and directors against any losses, claims, damages or liabilities, joint or several, including but not limited to reasonable attorneys' fees and court costs, to which Selling Group Member, Associated Agency or Distributor or such employee, officer, agent or director, becomes subject under the Securities Act of 1933 or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged statement in any registration statement or any post-effective amendment or any supplement to the prospectus for a Contract, or in any sales material preprinted by AGL and not subsequently disapproved by AGL, in writing, for further use, or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

(11) FIDELITY BOND

Associated Agency represents that all directors, officers, employees and Sales Persons of Associated Agency licensed pursuant to this Agreement or who have access to funds of AGL are and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement and other defalcation, issued by a reputable bonding company. This bond shall be maintained at Associated Agency's expense. Such bond shall be at least equivalent to the minimal coverage required under the NASD Rules of Fair Practice, and endorsed to extend coverage to life insurance and annuity transactions. Associated Agency acknowledges that AGL may require evidence that such coverage is in force and Associated Agency shall promptly give notice to AGL of any notice of cancellation or change of coverage.

Associated Agency assigns any proceeds received from the fidelity bond company to AGL to the extent of AGL's loss due to activities covered by the bond. If there is any deficiency, Associated Agency will promptly pay AGL that amount on demand. Associated Agency indemnifies and holds harmless AGL from any deficiency and from the cost of collection.

(12) LIMITATIONS OF AUTHORITY

The Contract forms are the sole property of AGL. No person other than AGL has the authority to make, alter or discharge any policy, Contract, certificate, supplemental contract or form issued by AGL. No party has the right to waive any provision with respect to any Contract or policy. No person has the authority to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of AGL.

(13) ARBITRATION

The parties agree that any controversy between or among them arising out of their business or pursuant to this Agreement that cannot be settled by agreement shall be taken to arbitration as set forth herein. Such arbitration will be conducted in the forum, and according to the securities arbitration rules then in effect, of the American Arbitration Association, NASD, or any registered national securities exchange. Arbitration may be initiated by serving or mailing a written notice. The notice must specify which forum and rules will apply to the arbitration. This specification will be binding on all parties.

Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction. Any party to the arbitration may request that the arbitrator's award include findings of fact and conclusions of law. Each party shall bear its own costs of arbitration. This arbitration agreement shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act.

(14) CONFIDENTIALITY

     (A) Each party agrees that, during the term of this Agreement and at all times thereafter, neither party will disclose to any unaffiliated person, firm, corporation or other entity, nor use for its own account, any of the other party's trade secrets or confidential information, including, without limitation, the terms of this Agreement, non-public program materials; member or customer lists; proprietary information; information as to the other party's business methods, operations or affairs, or the processes and systems used in its operations and affairs; or the processes and systems used in any aspect of the operation of its business; all whether now known or subsequently learned by it. Nothing in this Agreement shall require either party to keep confidential any information that:

          (i) The party can prove was known to it prior to any disclosure by the other;

         (ii) Is or becomes publicly available through no fault of the party;

        (iii) The party can prove was independently developed by it outside the scope of this Agreement and with no access to any confidential or proprietary information of the other party;

         (iv) Is required to be produced pursuant to judicial or administrative process or subpoena; and/or

          (v) Is mutually agreed upon by both parties to this Agreement.

     (B)  If this Agreement expires or is terminated, each party within sixty
          (60) days after such termination will return to the other party any and all copies, in whatever form or medium, of any material disclosing any of the other party's trade secrets or confidential information as described above, then in its possession or control. No such materials shall be used for any purpose outside the performance or enforcement of this Agreement except to the extent required by law or order of a court, by order of a regulatory or administrative agency, or by order of an arbitrator appointed under this Agreement

(15) GENERAL PROVISIONS

     (A)  Waiver

          Failure of any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

     (B)  Independent Contractors

          Distributor, Selling Group Member and Associated Agency are independent contractors and not employees or subsidiaries of AGL; Selling Group Member and Associated Agency are independent contractors and not employees or subsidiaries of Distributor.

     (C)  Independent Assignment

          No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without prior written consent of AGL and Distributor.

     (D)  Notice

          Any notice pursuant to this Agreement may be given electronically (other than vocally by telephone) or by mail, postage paid, transmitted to the last address communicated by the receiving party to the other parties to this Agreement.

     (E)  Severability

          To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

     (F)  Amendment

          This Agreement may be amended only in writing and signed by all parties. No amendment will impair the right to receive commissions as accrued with respect to Contracts issued and applications procured prior to the amendment.

     (G)  Termination

          This Agreement may be terminated by any party upon 30 days' prior written notice. It may be terminated, for cause, by any party immediately. Termination of this Agreement shall not impair the right to receive commissions accrued with respect to applications procured prior to the termination except as otherwise specifically provided in Schedule B.

     (H)  GOVERNING LAW

          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

     (I) This Agreement replaces and supersedes any other agreement or understanding related to the Contracts, between or among the parties to this Agreement.

By signing below, the undersigned agree to have read and be bound by the terms and conditions of this Agreement.

Date:      _______________________________________________


Selling Group Member:_____________________________________
(The broker-dealer)

Address:   _______________________________________________

           _______________________________________________

Signed By: _______________________________________________


Associated Agency: _______________________________________
(The broker-dealer's primary insurance agency affiliation)

Address:   _______________________________________________

           _______________________________________________

Signed By: _______________________________________________


WM FUNDS DISTRIBUTOR, INC.

Signed By: _______________________________________________
            Name and Title


American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Signed By: _______________________________________________
            Name and Title

                                                                      Schedule A

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                      CONTRACTS COVERED BY THIS AGREEMENT


                                             REGISTRATION FORMS    SEPARATE
CONTRACT NAME                                    AND NUMBERS       ACCOUNT
-------------                                ------------------    --------

WM Strategic Asset Manager Variable Annuity     Form N-4            D
                                                Nos. 811-2441
                                                     333-25549

SCHEDULE B - WM STRATEGIC ASSET MANAGER VARIABLE ANNUITY
CONTROL DATE - SEPTEMBER 1, 1999

                           WM FUNDS DISTRIBUTOR, INC.
                  AND AMERICAN GENERAL LIFE INSURANCE COMPANY

This Schedule B is attached to and made a part of the Selling Group Agreement ("Agreement") to which it is attached. It is subject to the terms and conditions of the Agreement. In no event shall AGL be liable for the payment of any commission with respect to any solicitation made, in whole or in part, by any person not appropriately licensed and appointed prior to the commencement of such solicitation.

For Contracts listed on Schedule A, a commission will be paid to Associated Agency in the amount of either: (1) 6.25% of the aggregate Purchase Payments received and accepted by AGL with a properly completed application or as subsequent Purchase Payments under the Contracts after the Contract is in force;
(2) 5.50% of such aggregate Purchase Payments, plus a 0.25% trail commission commencing at the end of the 12th month after receipt of the Purchase Payments; or (3) 3.50% of such aggregate Purchase Payments, plus a 0.50% trail commission commencing at the end of the 3rd month after receipt of the Purchase Payments.

"Trail commission" refers to an amount equal to an annual percentage of the Contract Account Value. Trail commissions shall be computed at each quarterly contract anniversary (upon the stated commencement period) by multiplying 0.0625% (0.25% annually) or 0.125% (in the case of a 0.50% trail commission) by the Contract Account Value computed on each quarterly contract anniversary. Trail commissions shall be paid at the end of the calendar quarter which follows the computation of the trail commission. Trail commissions shall continue until annuitization, surrender, or death which requires distribution of the Contract Account Value.

Commission Reductions:

(a) FREE LOOK. If a Contract is returned to AGL pursuant to the "Free Look" provision of the Contract, the full commission paid by AGL will be returned to AGL or, in the absence of such return, charged back to Associated Agency.

(b) CHARGEBACKS FOR WITHDRAWALS. The following commission chargebacks shall apply on full or partial withdrawals (excluding withdrawals made pursuant to the Systematic Withdrawal Program that are within the Free Withdrawal Privilege, as defined in the Contract):

     . 50% for full or partial withdrawal of a Purchase Payment made during the first twelve months following its receipt.

     In no event shall any commission adjustment or chargeback be assessed for termination of a Contract because of the death of the Annuitant or Owner during the periods specified above.

(c)  NO COMPENSATION PAYABLE.  No compensation shall be payable:

     . if AGL, in its sole discretion, determines not to issue the Contract applied for or rescinds the Contract;

     . if AGL refunds all or any portion of Purchase Payments as a result of a complaint or grievance; or

     . if AGL determines that Purchase Payments made within 60 days following a prior partial withdrawal, including systematic withdrawals, is reasonably believed to be a reinvestment of part or all of the prior partial withdrawal.

Associated Agency agrees to promptly deliver Contracts and holds AGL harmless from and against any claim arising from market loss to the owner of the Contract resulting from late delivery by Associated Agency.

Unless otherwise agreed, Associated Agency shall forward to AGL the first full payment collected by Associated Agency, without deduction for compensation.